[LOGO]



    CONTACT:   Cindy McHugh at Capital Trust               FOR IMMEDIATE RELEASE
               (312) 928-1905                                      MARCH 9, 2000

               Duncan King at Citigroup Inc.
               (212) 816-4723


   CAPITAL TRUST & CITIGROUP INVESTMENTS LAUNCH INVESTMENT MANAGEMENT BUSINESS
           $400 MILLION CAPITAL COMMITMENT FROM CITIGROUP INVESTMENTS

     NEW YORK, NY - March 9, 2000 - Capital Trust, Inc. (NYSE:CT) today announced that the firm has formed a $200 million private investment fund, CT Mezzanine Partners I, the first under a new investment management venture with Citigroup Investments Inc., an affiliate of Citigroup Inc. (NYSE:C). Capitalized with $150 million from an affiliate of Citigroup Investments and $50 million from Capital Trust , CT Mezzanine Partners I will immediately commence making high-yield commercial real estate "mezzanine" investments. The firms have committed an additional $312.5 million (up to $250 million from Citigroup and $62.5 million from CT) to launch the venture's second fund, CT Mezzanine Partners II, contingent upon minimum total equity commitments of $500 million.

     CT Mezzanine Partners I and II and all future funds will be managed exclusively by Capital Trust's wholly- owned subsidiary, CT Investment
Management Co. Salomon Smith Barney Inc., a Citigroup subsidiary, acted as financial advisor to the venture and has been named exclusive placement agent for CT Mezzanine Partners II, which is expected to commence its third-party capital raising efforts within 60 days.

     "We are delighted to have Citigroup Investments as our partner in this venture," said Sam Zell, Chairman of Capital Trust. "We believe that sophisticated investors will increasingly demand investment products that offer attractive risk-adjusted yields. With the global origination and distribution power of the world's largest financial services company behind us, Capital Trust is uniquely positioned to capitalize on this need."

                                     -more-

932013.1

Capital Trust
Page 2




     Under the new venture, CT and Citigroup Investments plan to co-sponsor, capitalize and manage a series of private investment funds focusing on
high-yield   commercial  real  estate  "mezzanine"   investments.   The  venture
represents a major strategic shift for Capital Trust, which will seek to maximize value for its stockholders by emphasizing the investment management business. Further, Capital Trust will pursue re-electing REIT status . Absent a merger with an existing REIT, this re-election can occur no earlier than 2002 and will require compliance with REIT qualification tax laws, certain amendments to the firm's charter and stockholder approval.

     "Investment management provides fresh capital, a stream of recurring fee income and a scalable platform to grow earnings," said John Klopp, Chief Executive Officer of Capital Trust. "Conversion to REIT status, with its favorable tax implications, will provide significant current returns to our shareholders and a currency for consolidation. Together, these two initiatives will allow us to increase liquidity and maximize shareholder value. With Citigroup Investments, we intend to develop a powerful franchise which can ultimately be expanded overseas."

     Under the terms of the new venture, Capital Trust has agreed to provide the funds a right of first offer on all mezzanine financing opportunities sourced by CT during the funds' investment periods. CT and Citigroup Investments will split net profits from the venture after payment of investment management fees to Capital Trust. Citigroup Investments acquired warrants to purchase 4.25 million Capital Trust Class A common shares at $5.00 per share exercisable over five years. Subject to stockholder approval, Citigroup Investments can acquire up to an additional 5.25 million warrants on the same terms, with the number of additional warrants issued based on the amount of


                                     -more-

932013.1

Capital Trust
Page 3



third-party equity raised for CT Mezzanine Partners II. Capital Trust's board of directors has been expanded from 10 to 12 members, with Marc Weill, Chief
Executive Officer, and Michael Watson, Senior Vice President, of Citigroup Investments Inc. joining immediately.

     "We believe that mezzanine real estate investments provide compelling relative value and, with Capital Trust, we have picked the best management team in the industry to capture this opportunity", said Marc Weill, CEO of Citigroup Investments Inc. "Citigroup Investments has committed substantial capital to the venture and expects to make significant ongoing investments as we grow the business. Our objective is to build a money management business that is the dominant platform in the market for high-yield real estate finance."

     To facilitate its entry into the investment management business and conversion to REIT status, Capital Trust is modifying the terms of its existing $150 million 8.25 percent step-up convertible trust preferred securities. This will entail changes in the coupon structure and call provisions, and a reduction in the conversion price from $11.70 to $7.00 per share, with no increase in the total number of shares issuable on conversion.

     The issuance of additional warrants to Citigroup Investments will be submitted to a vote of Capital Trust's stockholders; the firm's management has agreed to vote their shares in favor of the proposal.

     Citigroup, the most global financial services company, provides some 100 million consumers, corporations, governments and institutions in 100 countries with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage and asset management. The 1998 merger of Citicorp and Travelers Group brought together such brand names as Citibank, Travelers, Salomon Smith

                                     -more-


932013.1

Capital Trust
Page 4

Barney, Commercial Credit (now named CitiFinancial), and Primerica under Citigroup's trademark red umbrella. Additional information may be found at www.citigroup.com.

     Capital Trust, Inc. is a fully integrated, self-managed specialty finance company focused on the commercial real estate industry. Headquartered in New York, the Company also provides investment banking and advisory services to owners and operators of commercial real estate through its wholly owned subsidiary, Victor Capital Group.

     Capital Trust will host a conference call to discuss this transaction Thursday, March 9, 2000 at 11:00am eastern. To participate please dial 1-888-855-5487. The confirmation code 313487 is necessary for participation.

                                       ###


932013.1